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Exhibit 5

September 20, 2012

EastGroup Properties, Inc.
190 East Capitol Street
Suite 400
Jackson, MS 39201-2152

Re:	Up to 2,000,000 shares of Common Stock to be offered pursuant to the Sales Agency Financing Agreements

Ladies and Gentlemen:

We are legal counsel to EastGroup Properties, Inc., a Maryland corporation (the “Company”), and have represented the Company in connection with the Company’s issuance and sale of up to 2,000,000 shares of Common Stock, $0.0001 par value per share, of the Company (the “Shares”) pursuant to the Sales Agency Financing Agreements dated as of September 20, 2012 between the Company and each of BNY Mellon Capital Markets, LLC and Raymond James & Associates, Inc. (together, the “Agreements”). The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended, (the “Act”) in accordance with the terms of the Agreements.
In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Registration Statement on Form S-3 (Registration Statement No. 333-181353), filed with the Securities and Exchange Commission on May 11, 2012 (as amended and supplemented from time to time and including the documents incorporated by reference therein, the “Registration Statement”), which includes the Company’s base prospectus dated May 11, 2012 (the “Base Prospectus”); (ii) the Company’s Prospectus Supplement dated September 20, 2012 (the “Prospectus Supplement” and together with the Base Prospectus and the documents incorporated by reference therein, collectively, the “Prospectus”); (iii) the Articles of Incorporation, as amended, of the Company (the “Charter”); (iv) the Bylaws, as amended, of the Company; and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

EastGroup Propeties, Inc.
September 20, 2012

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.
For purposes of rendering our opinions herein, we have further assumed that (i) the resolutions authorizing the Company to issue and deliver the Shares pursuant to the Agreements will be in full force and effect at all times at which the Shares are issued and delivered by the Company, and the Company will take no action inconsistent with such resolutions and (ii) each issuance of Shares by the Company under the Agreement will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.
Based upon the foregoing, we are of the opinion that the Shares to be issued by the Company will be, when issued and paid for pursuant to the Agreements and the Prospectus, duly authorized for issuance by all necessary corporate action and, upon the issuance thereof in accordance with their terms, the Shares will be legally issued, fully paid and non-assessable.
We consent to the reference to this law firm under the caption “Legal Matters” in the Prospectus and to the inclusion of a copy of this Opinion Letter as an exhibit to the Company’s Current Report on Form 8-K.
Very truly yours,

/s/ Jaeckle Fleischmann & Mugel, LLP